UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Form 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): September 25, 2024

BEIGENE, LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-37686	98-1209416
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
c/o Mourant Governance Services (Cayman) Limited
94 Solaris Avenue, Camana Bay
Grand Cayman KY1-1108
Cayman Islands
(Address of Principal Executive Offices) (Zip Code)
+1 (345) 949-4123
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 13 Ordinary Shares, par value $0.0001 per share	BGNE	The NASDAQ Global Select Market
Ordinary Shares, par value $0.0001 per share*	06160	The Stock Exchange of Hong Kong Limited
*Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

The Board of Directors (the “Board”) of BeiGene, Ltd. (the “Company”) changed the size of the Board from 11 to 12 persons and appointed Shalini Sharp to the Board to fill the vacancy, effective September 27, 2024. Ms. Sharp will serve as a Class III director until the 2025 annual meeting of shareholders of the Company and until her successor is duly elected and qualified, subject to her earlier resignation or removal. Ms. Sharp was also appointed to serve as a member of the Audit Committee of the Board (the “Audit Committee”).

Ms. Sharp, aged 49, serves on the Board of Directors of Neurocrine Biosciences, Inc., a publicly traded biopharmaceutical company, as well as Organon & Co., a publicly traded healthcare company. Ms. Sharp served as Executive Vice President and Chief Financial Officer of Ultragenyx Pharmaceuticals Inc., a publicly traded biopharmaceutical company, from May 2012 to October 2020. Previously, from August 2003 to May 2012, she held positions of increasing responsibility at Agenus Inc., a publicly traded immune-oncology company, including as Chief Financial Officer, and also served as a member of its board of directors from May 2012 to June 2018. Earlier in her career, Ms. Sharp worked at Elan Pharmaceuticals, McKinsey & Company, and Goldman Sachs. Ms. Sharp previously served on the board of directors of Mirati Therapeutics, Inc., a publicly traded biopharmaceutical company from March 2021 until its acquisition in January 2024, Sutro Biopharma, Inc., a publicly traded biopharmaceutical company, from November 2018 to November 2023, the board of directors of Precision BioSciences, Inc., a publicly traded gene editing company, from December 2018 to June 2022, the board of directors of Panacea Acquisition Corp. from July 2020 until its acquisition of Nuvation Bio in January 2021, and the board of directors of Array Biopharma from April 2017 until its acquisition in June 2019. Ms. Sharp received a B.A. from Harvard College and an M.B.A. from Harvard Business School. The Company believes that Ms. Sharp’s significant management and leadership experience in the healthcare sector and deep financial expertise qualifies her to serve on, and contributes to the diversity of, the Board.

Ms. Sharp will receive the same indemnification as the Company’s other independent non-executive directors, as described in the Company’s Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 26, 2024. In accordance with the Company’s Amended Independent Director Compensation Policy (the “Policy”) and the Third Amended and Restated 2016 Share Option and Incentive Plan (as amended, the “2016 Plan”), the Company will grant Ms. Sharp equity awards valued at US$400,000, pro-rated in the first year of service. The share options will have an exercise price equal to the greater of (i) the fair market value of the Company’s ordinary shares on the date of grant and (ii) the average fair market value of the Company’s ordinary shares over the five trading days preceding the date of grant, in each case as determined in reference to the closing price of the Company’s American Depositary Shares (“ADSs”) on the Nasdaq Stock Market. Each ADS represents 13 ordinary shares. The share options and RSUs will vest in full on the earlier of the first anniversary of date of grant or the date of the next annual meeting of shareholders, and in full upon death, disability or the occurrence of specified events in connection with a change of control of the Company. Ms. Sharp will also receive annual cash compensation of US$65,000 for her service as a director on the Board and annual cash compensation of US$17,500 for her service as a member of the Audit Committee, each pro-rated in the first year of service, as well as reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. Additionally, Ms. Sharp will be entitled to future cash compensation and annual equity grants in accordance with the Policy and the 2016 Plan.

There are no arrangements or understandings between Ms. Sharp and any other person pursuant to which she was elected as a director, nor are there any transactions between Ms. Sharp and the Company that would be reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Ms. Sharp to the Board is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release titled “Global Oncology Innovator BeiGene Appoints Shalini Sharp to Board of Directors” issued by BeiGene, Ltd. on September 26, 2024
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Exhibit Index

Exhibit No.	Description
99.1	Press release titled “Global Oncology Innovator BeiGene Appoints Shalini Sharp to Board of Directors” issued by BeiGene, Ltd. on September 26, 2024
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEIGENE, LTD.

Date: September 26, 2024	By:	/s/ Chan Lee
	Name:	Chan Lee
	Title:	Senior Vice President, General Counsel